Exhibit 99.1

PLACER SIERRA BANCSHARES /

SOUTHWEST COMMUNITY BANCORP

JOINT PRESS RELEASE

FOR IMMEDIATE RELEASE

For more information contact:

Placer Sierra Bancshares:	Southwest Community Bancorp:
Ronald W. Bachli, Chairman & CEO	Frank J. Mercardante, Chief Executive Officer
David E. Hooston, Chief Financial Officer	James L. Lemery, Chief Financial Officer
(916) 554-4750	(760) 918-2616

At Financial Relations Board:

Tony Rossi

(310) 854-8317

PLACER SIERRA BANCSHARES AND SOUTHWEST COMMUNITY BANCORP ANNOUNCE

CLOSING OF MERGER

Sacramento, California – June 12, 2006—Placer Sierra Bancshares (Nasdaq: PLSB) and Southwest Community Bancorp, jointly announced today the closing of their merger. Southwest Community Bancorp shareholders will receive 1.58 shares of Placer Sierra Bancshares for each share of Southwest Community Bancorp they own. The exchange ratio was determined by the average daily volume-weighted stock price of Placer Sierra’s common stock over a 20 trading day measurement period ending the fifth trading day prior to the closing date of the transaction. Provided that none of the shareholders of Southwest Community Bancorp dissent, Placer Sierra Bancshares will issue approximately 7.2 million shares as payment for this transaction including shares reserved for issuance upon exercise of Southwest Community Bancorp warrants that were assumed in the merger.

The combined company has $2.7 billion in assets and 49 branches stretching from the Sacramento area to San Diego. The acquired branches will continue to operate under the Southwest Community Bank brand name. Frank J. Mercardante, a director and former Chief Executive Officer of Southwest Community Bancorp and Southwest Community Bank, and Allan Arendsee, a Southwest Community Bancorp and Southwest Community Bank director, have joined the Board of Directors of Placer Sierra Bancshares. Stuart McFarland, President of Southwest Community Bank, will now serve as President for the Bank’s Southwest Community division.

“We are pleased to finalize the Southwest Community Bancorp transaction, which significantly advances our goal of becoming a statewide banking franchise,” said Ron Bachli, Chairman and Chief Executive Officer of Placer Sierra Bancshares. “The integration process is proceeding smoothly and we look forward to introducing Southwest’s customers to our expanded line of competitive products and services. Following the merger, Placer Sierra is in a much stronger position to capitalize on growth opportunities in San Diego County and the Inland Empire. Our previous acquisitions have generated significant value for shareholders and we believe this transaction will produce similar results in the future.”

ABOUT PLACER SIERRA BANCSHARES

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank with 49 branches operating throughout California. The bank has 31 branches in an eight-county area of Northern California, including Placer, Sacramento, El Dorado, Sierra, Nevada, Amador, San Joaquin and Calaveras counties and 18 branches in Southern California’s Orange, Los Angeles, and San Diego counties. Placer Sierra Bank and its divisions, Sacramento Commercial Bank, Bank of Orange County, Bank of Lodi and Southwest Community Bank offer customers the resources of a large financial institution and the resourcefulness and superior customer service of a community bank.

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and retail customers. These products include electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking. Placer Sierra Bank also provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans. For more information, please visit www.placersierrabank.com.

Placer Sierra Bancshares is publicly traded on NASDAQ under the stock symbol PLSB. For more information about Placer Sierra Bancshares, please visit www.placersierrabancshares.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve inherent risks and uncertainties. All statements other than statements of historical fact are forward looking statements including statements relating to the prospects of Placer following the merger. Placer cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; growth may be inhibited if Placer cannot attract deposits, including low-cost deposits; revenues are lower than expected or expenses are higher than expected; competitive pressure among depository institutions increases significantly; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which Placer does business, are less favorable than expected; changes that may occur in the securities markets; Placer may suffer an interruption of services from third-party service providers that could adversely affect Placer’s business; Placer may not be able to maintain an effective system of internal and disclosure controls; estimated cost savings from the merger cannot be fully realized within the expected time frame; revenues following the merger are lower than expected; potential or actual litigation relating to Placer occurs; costs or difficulties related to the integration of the businesses of Placer and Southwest are more than expected; legislation or changes in regulatory requirements adversely affect the businesses in which Placer would be engaged; or factors occur which result in a condition to the merger transaction not being met. Additional factors that could cause Placer’s financial results to differ materially from those described in the forward looking statements can be found in Placer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (under the headings “Risk Factors”), Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC. Placer undertakes no obligation, and specifically disclaim any obligation, to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. If any of these uncertainties materializes or any of these assumptions proves incorrect, Placer’s results could differ materially from Placer’s expectations as set forth in these statements.

###